UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 11, 2011
Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation)	0-25232 (Commission File Number)	86-0419443 (I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona (Address of principal executive offices)		85040 (Zip Code)
Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events.
As previously disclosed, Apollo Group, Inc. subsidiary University of Phoenix received a letter in August 2010 from its institutional accreditor, the Higher Learning Commission (“HLC”), requesting certain information and evidence of compliance with HLC accreditation standards. The letter related to the August 2010 report published by the U.S. Government Accountability Office of its undercover investigation into the enrollment and recruiting practices of a number of proprietary institutions of higher education, including University of Phoenix. We submitted our response to HLC in September 2010 and subsequently responded to further requests for information.
On July 11, 2011, HLC informed University of Phoenix that the Special Committee formed to review this matter had completed its work, concluding that based on its limited review, it found no apparent evidence of systematic misrepresentations to students or that University of Phoenix’s procedures in the areas of recruiting, financial aid and admissions are significantly inadequate or inappropriate. These were the areas on which HLC’s review was focused.
HLC also stated that there remain significant questions as well as areas that the University should work on improving. HLC indicated that these will be reviewed by the comprehensive evaluation team at its previously scheduled visit beginning in March 2012. These questions relate to: students in collection and the minimization of student loan defaults; the offering of limited career services particularly in relation to the University of Phoenix’s associate degree program; timing of prospective student access to financial aid advisors during the recruiting process; academic qualifications of enrollment advisors and financial aid advisors; the hiring and evaluation of financial aid officers; retention of students, including the relationship of remediation to retention; and the role of the University of Phoenix First Year Sequence in relation to University of Phoenix’s transfer policy and impacts on student retention.
For a further discussion of the accreditation of University of Phoenix and this HLC review, please see Item 1. Business — Accreditation and Jurisdictional Authorizations in our 2010 Form 10-K filed with the Securities and Exchange Commission on October 21, 2010 and available on our website at apollogrp.edu.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
July 11, 2011	By:	/s/ Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President and Chief Financial Officer